                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-85654

         PROSPECTUS SUPPLEMENT NO. 7 TO PROSPECTUS DATED JUNE 21, 2002

                                       OF

                              CALPINE CORPORATION
                                  RELATING TO

                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                          4% CONVERTIBLE SENIOR NOTES
    AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SENIOR NOTES

     This Prospectus Supplement supplements the Prospectus dated June 21, 2002, as supplemented to date (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The information in the following table supercedes in part and supplements the information in the relevant section in the Prospectus.

                                                                                                SHARES OF
                                                                                               COMMON STOCK
                                     AGGREGATE PRINCIPAL                        SHARES OF      BENEFICIALLY
                                       AMOUNT OF NOTES         SHARES OF         COMMON        OWNED AFTER
                                     BENEFICIALLY OWNED       COMMON STOCK        STOCK       COMPLETION OF
SELLING HOLDERS                          AND OFFERED       BENEFICIALLY OWNED    OFFERED       THE OFFERING
---------------                      -------------------   ------------------   ---------   ------------------
Canyon Capital Arbitrage Master
  Fund, Ltd.(1)....................      $1,200,000              66,408          66,408             0
Canyon Mac 18, Ltd. (RMF)(2).......         280,000              15,495          15,495             0
Canyon Value Realization Fund,
  L.P.(3)..........................         660,000              36,524          36,524             0
Canyon Value Realization Fund
  (Cayman), Ltd.(4)................       1,640,000              90,758          90,758             0

---------------

(1) Canyon Capital Arbitrage Master Fund, Ltd. has advised that of the $1,200,000 in aggregate principal amount of the Senior Notes it currently owns, $300,000 in aggregate principal amount was previously not registered.

(2) Canyon Mac 18, Ltd. (RMF) has advised that of the $280,000 in aggregate principal amount of the Senior Notes it currently owns, $70,000 in aggregate principal amount was previously not registered.

(3) Canyon Value Realization Fund, L.P. has advised that of the $660,000 in aggregate principal amount of the Senior Notes it currently owns, $220,000 in aggregate principal amount was previously not registered.

(4) Canyon Value Realization Fund (Cayman), Ltd. has advised that of the $1,640,000 in aggregate principal amount of the Senior Notes it currently owns, $410,000 in aggregate principal amount was previously not registered.
                             ---------------------

                 Prospectus Supplement dated September 4, 2002